Exhibit 99.1

NEWS RELEASE

CONTACT:	Brian J. Begley
Vice President - Investor Relations
Atlas Resource Partners, L.P.
(877) 280-2857
(215) 405-2718 (fax)

ATLAS RESOURCE PARTNERS, L.P. REPORTS OPERATING AND FINANCIAL RESULTS FOR THE SECOND QUARTER 2013

•	Atlas Resource Partners’ (ARP) net production has currently reached approximately 260 Mmcfed, compared to approximately 39 Mmcfed at the company’s inception in March 2012

•

ARP’s ongoing development of new wells in the Utica Shale, Marble Falls and Mississippi Lime regions has continued to increase oil and liquids production; oil and liquids represented approximately 40% of ARP’s total oil & gas production revenues in the second quarter 2013, up from approximately 22% in the prior year second quarter

•

Pro forma Adjusted EBITDA for the second quarter 2013 was $53.8 million, or $0.83 per unit, compared to $31.4 million, or $0.64 per unit, in the first quarter 2013 and $16.6 million, or $0.50 per unit, for the prior year second quarter

•

ARP increased its quarterly distribution to $0.54 per limited partner unit for the second quarter 2013 on pro forma distributable cash flow of $0.62 per unit, or approximately 1.14x coverage; this distribution represents a 35% increase per unit from the prior year second quarter, and a 6% increase from the first quarter 2013 distribution

Philadelphia, PA – August 8, 2013 - Atlas Resource Partners, L.P. (NYSE: ARP) (“ARP” or “the Company”) has reported operating and financial results for the second quarter 2013.

Matthew A. Jones, President of ARP, said, “The recent acquisition of producing assets in the Raton and Black Warrior Basins strongly complements our already valuable energy properties, and we expect to immediately benefit from the production of these low-declining reserves. We are also very pleased with the progress our operating team has made in further developing our growth projects. Our Marble Falls and Mississippi Lime drilling efforts continue to provide additional oil and liquids production, which will benefit us in the second half of 2013 and beyond. Exclusive of the recently acquired production, our current daily net production rate has reached over 145 Mmcfed. In addition, we are excited about the upcoming connections of our Marcellus and Utica Shale wells this quarter. Lastly, we welcome all of our new staff that has joined us from EP Energy and look forward to their contributions as we substantially grow our business.”

Second Quarter 2013 Results

•

Adjusted earnings before interest, income taxes, depreciation and amortization (“adjusted EBITDA”), a non-GAAP measure, of $53.8 million(1), or $0.83 per common unit, for the second quarter 2013 pro forma for ARP’s acquisition of natural gas producing assets from EP Energy E&P Company, L.P. (“EP Energy”). This compares to pro forma adjusted EBITDA of $31.4 million, or $0.64 per unit, in the first quarter 2013 and $16.6 million, or $0.50 per unit, for the prior year second quarter;

•

Distributable cash flow, a non-GAAP measure, of $41.0 million(1), or $0.62 per common unit for the second quarter pro forma for the EP Energy acquisition, compared to $25.1 million, or $0.52 per unit, in the first quarter 2013 and $16.6 million, or $0.43 per unit, in the prior year second quarter;

•

ARP declared a cash distribution of $0.54 per limited partner unit for the second quarter 2013, an approximate 6%, over the first quarter 2013 and a 35% increase from the prior year second quarter distribution. The second quarter 2013 ARP distribution will be paid on August 14, 2013 to holders of record as of August 6, 2013; and

•

On a GAAP basis, net loss was $6.2 million for the second quarter 2013 compared to a net loss of $16.7 million for the prior year comparable period. The loss for each period was caused principally by non-cash expenses, including depreciation, depletion and non-cash compensation expense.(1)

(1)	A reconciliation of GAAP net loss to pro forma adjusted EBITDA and distributable cash flow is provided in the financial tables of this release.

Recent Events

Acquisition of Raton and Black Warrior Basin properties from EP Energy

On July 31, 2013, ARP completed the acquisition of approximately 466 billion cubic feet (“Bcf”) of natural gas proved reserves primarily in the Raton (New Mexico) and Black Warrior (Alabama) Basins from EP Energy for $706 million net of purchase price adjustments. The transaction had an effective date of May 1, 2013, although the full second quarter 2013 distribution will be paid on the common units issued on June 14, 2013 in connection with the acquisition.

The new EP Energy assets are expected to immediately provide ARP with accretive cash flow from a substantial amount of mature, low-declining natural gas production. The acquired reserves are 93% proved developed and the new assets nearly double ARP’s existing net production. In addition, in a contemporaneous transaction, ARP’s parent, Atlas Energy, L.P. (NYSE: ATLS), acquired approximately 45 Bcf of natural gas proved reserves in the Arkoma Basin (southeastern Oklahoma) from EP Energy for approximately $64.5 million net of purchase price adjustments.

ARP funded the transaction with approximately 55% equity, consisting of approximately $313 million from common units sold in a June 2013 public offering and $87 million of Class C convertible preferred units sold to ATLS concurrent with closing the acquisition, with the remaining purchase price financed through the issuance of senior notes and an amended credit facility with a $835 million borrowing base.

Issuance of $250 million 9.25% 2021 Senior Notes

On July 30, 2013, ARP issued $250 million of 9.25% Senior Notes due 2021 in a private placement transaction issued at 99.297%, receiving net proceeds of $242.8 million after underwriting commissions and other transaction costs. ARP used the net proceeds from the offering to fund a portion of its previously announced acquisition of natural gas assets from EP Energy. The senior notes are subject to a registration rights agreement entered in connection with the transaction, which requires ARP, among other things, to file a registration statement with the SEC and exchange the privately placed notes for registered notes by certain dates.

E&P Operations

•

Average net daily production for the second quarter 2013 was 133.6 million cubic feet of natural gas equivalents per day (Mmcfed). ARP continued its development activities during the quarter in the Mississippi Lime (OK) and Marble Falls (TX) regions, which have increased ARP’s net oil and liquids production. Additionally, ARP is currently in the process of connecting eight newly completed Marcellus Shale wells in Lycoming County, PA. ARP had substantial indications from these wells, which had average peak test rates of approximately 20 Mmcfd per well, with one well having a peak rate as high as 32 Mmcfd. ARP also continued to increase the oil and liquid component of its production, which accounted for 21% of total volume for the second quarter 2013 compared with 7% for the prior year comparable period and 19% for the first quarter 2013.

•	Investment partnership margin(2) contributed $9.2 million to Adjusted EBITDA for the second quarter 2013.

(2)	Investment partnership margin is comprised of Well Construction and Completion margin, Well Services margin and Administration and Oversight Fee revenues.

Hedge Positions

•

ARP continued to expand its commodity hedge positions on its legacy production during the second quarter 2013. In addition, ARP executed the vast majority of the commodity hedge positions it expected to put in place for its acquired production from the Raton and Black Warrior Basin assets. Overall, ARP currently has approximately 222.7 billion cubic feet of equivalents (“Bcfe”) of its future production hedged through 2018, including an average floor price for its natural gas production of over $4.20 per thousand cubic feet (“mcf”) and over $88 per barrel for its crude oil production through 2018. A summary of ARP’s derivative positions as of August 8, 2013 is provided in the financial tables of this release.

Corporate Expenses & Capital Position

•

Cash general and administrative expense was $8.4 million for the second quarter 2013, $1.2 million lower than the first quarter 2013 and slightly lower compared with the prior year second quarter. The decrease compared with the first quarter 2013 was due primarily to higher seasonal corporate expenses incurred earlier in the year, including yearend compliance costs.

•

Cash interest expense was $3.4 million for the second quarter 2013, an increase of $1.1 million compared to the first quarter 2013. The increase was primarily due to increased borrowings on the Company’s revolving credit facility from continued deployment of drilling capital in the Marcellus, Utica, Mississippi Lime and Marble Falls operating regions.

•

As of June 30, 2013, pro forma for ARP’s most recent bond issuance in July 2013 of $250 million of 9.25% senior notes due 2021, ARP had $929 million of total debt, including $404 million outstanding under its revolving credit facility. As a result of the EP Energy transaction, ARP’s borrowing base on its credit facility was increased from $430 million to $835 million, providing ARP with pro forma availability of approximately $421 million.

*  *  *

Interested parties are invited to access the live webcast of an investor call with management regarding Atlas Resource Partners, L.P.’s second quarter 2013 results on Friday, August 9, 2013 at 9:00 am ET by going to the Investor Relations section of Atlas Resource’s website at www.atlasresourcepartners.com. For those unavailable to listen to the live broadcast, the replay of the webcast will be available following the live call on the Atlas Resource website and telephonically beginning at 11:00 a.m. ET on August 9, 2013 by dialing 888-286-8010, passcode: 51594938.

Atlas Resource Partners, L.P. (NYSE: ARP) is an exploration & production master limited partnership which owns an interest in over 12,000 producing natural gas and oil wells, located primarily in Appalachia, the Barnett Shale (TX), the Raton Basin (NM) and Black Warrior Basin (AL). ARP is also the largest sponsor of natural gas and oil investment partnerships in the U.S. For more information, please visit our website at www.atlasresourcepartners.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Atlas Energy, L.P. (NYSE: ATLS) is a master limited partnership which owns all of the general partner Class A units and incentive distribution rights and an approximate 37% limited partner interest in its upstream oil & gas subsidiary, Atlas Resource Partners, L.P. Additionally, Atlas Energy owns and operates the general partner of its midstream oil & gas subsidiary, Atlas Pipeline Partners, L.P., through all of the general partner interest, all the incentive distribution rights and an approximate 6% limited partner interest. For more information, please visit our website at www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Atlas Pipeline Partners, L.P. (NYSE: APL) is active in the gathering and processing segments of the midstream natural gas industry. In the Mississippi Lime play in Oklahoma and southern Kansas, the Woodford Shale in southeastern Oklahoma, the Permian Basin in western Texas, Eagle Ford Shale in south Texas, as well as gathering pipelines in the Barnett Shale in east Texas and Chattanooga Shale in Tennessee, APL owns and operates 14 active gas processing plants, 18 gas treating facilities, as well as approximately 10,600 miles of active intrastate gas gathering pipeline. APL also has a 20% interest in West Texas LPG Pipeline Limited Partnership, which is operated by Chevron Corporation. For more information, visit the Partnership’s website at www.atlaspipeline.com or contact IR@atlaspipeline.com.

*  *  *

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. ARP cautions readers that any forward-looking information is not a guarantee of future performance. Such forward-looking statements include, but are not limited to, statements about future financial and operating results, resource potential, ARP’s plans, objectives, expectations and intentions and other statements that are not historical facts. Risks, assumptions and uncertainties that could cause actual results to materially differ from the forward-looking statements include, but are not limited to, those associated with general economic and business conditions; ARP’s ability to realize the anticipated benefits of the acquisition; changes in commodity prices; changes in the costs and results of drilling operations; uncertainties about estimates of reserves and resource potential; inability to obtain capital needed for operations; ARP’s level of indebtedness; changes in government environmental policies and other environmental risks; the availability of drilling equipment and the timing of production; tax consequences of business transactions; and other risks, assumptions and uncertainties detailed from time to time in ARP’s reports filed with the U.S. Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Forward-looking statements speak only as of the date hereof, and ARP assumes no obligation to update such statements, except as may be required by applicable law.

ATLAS RESOURCE PARTNERS, L.P.

CONSOLIDATED COMBINED STATEMENTS OF OPERATIONS

(unaudited; in thousands, except per unit data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues:
Gas and oil production	$47,094	$19,460	$93,158	$36,624
Well construction and completion	24,851	12,241	81,329	55,960
Gathering and processing	4,463	2,863	8,048	6,177
Administration and oversight	3,391	1,315	4,476	4,146
Well services	4,864	5,252	9,680	10,258
Other, net	(1,337)	(4,086)	(1,317)	(5,019)

Total revenues	83,326	37,045	195,374	108,146

Costs and expenses:
Gas and oil production	19,035	4,447	34,251	8,952
Well construction and completion	21,609	10,606	70,721	48,301
Gathering and processing	4,959	3,953	9,372	8,627
Well services	2,305	2,414	4,623	4,844
General and administrative	14,217	20,538	31,784	32,280
Depreciation, depletion and amortization	22,197	10,822	43,405	19,930

Total costs and expenses	84,322	52,780	194,156	122,934

Operating income (loss)	(996)	(15,735)	1,218	(14,788)

Loss on asset sales and disposal	(672)	(16)	(1,374)	(7,021)
Interest expense	(4,508)	(956)	(11,397)	(1,106)

Net loss	(6,176)	(16,707)	(11,553)	(22,915)

Preferred limited partner dividends	(2,071)	—	(4,028)	—

Net loss attributable to owner’s interest, common limited partners and the general partner	$(8,247)	$(16,707)	$(15,581)	$(22,915)

Allocation of net loss:
Portion applicable to owner’s interest (period prior to the transfer of assets on March 5, 2012)	$—	$—	$—	$250
Portion applicable to common limited partners and general partner’s interests (period subsequent to the transfer of assets on March 5, 2012)	(8,247)	(16,707)	(15,581)	(23,165)

Net loss attributable to owner’s interest, common limited partners and the general partner	$(8,247)	$(16,707)	$(15,581)	$(22,915)

Allocation of net loss attributable to common limited partners and the general partner:
General partner’s interest	$1,022	$(334)	$1,323	$(463)
Common limited partners’ interest	(9,269)	(16,373)	(16,904)	(22,702)

Net loss attributable to common limited partners and the general partner	$(8,247)	$(16,707)	$(15,581)	$(23,165)

Net loss attributable to common limited partners per unit:
Basic and Diluted	$(0.20)	$(0.54)	$(0.37)	$(0.77)

Weighted average common limited partner units outstanding:
Basic and Diluted	47,007	30,307	45,499	29,367

ATLAS RESOURCE PARTNERS, L.P.

CONSOLIDATED BALANCE SHEETS

(unaudited; in thousands)

	June 30,	December 31,
	2013	2012
ASSETS

Current assets:
Cash and cash equivalents	$42,953	$23,188
Accounts receivable	44,381	38,718
Current portion of derivative asset	35,575	12,274
Subscriptions receivable	11,036	55,357
Prepaid expenses and other	9,765	9,063

Total current assets	143,710	138,600

Property, plant and equipment, net	1,413,109	1,302,228
Goodwill and intangible assets, net	32,940	33,104
Long-term derivative asset	12,168	8,898
Other assets, net	22,968	16,122

	$1,624,895	$1,498,952

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable	$57,708	$59,549
Advances from affiliates	—	5,853
Liabilities associated with drilling contracts	—	67,293
Current portion of derivative liability	72	—
Current portion of derivative payable to Drilling Partnerships	5,969	11,293
Accrued well drilling and completion costs	52,425	47,637
Accrued liabilities	22,615	25,388

Total current liabilities	138,789	217,013

Long-term debt	275,000	351,425
Long-term derivative liability	130	888
Long-term derivative payable to Drilling Partnerships	38	2,429
Asset retirement obligations and other	68,173	65,191

Commitments and contingencies

Partners’ Capital:
General partner’s interest	6,788	7,029
Preferred limited partners’ interests	96,385	96,155
Common limited partners’ interests	1,003,274	737,253
Accumulated other comprehensive income	36,318	21,569

Total partners’ capital	1,142,765	862,006

	$1,624,895	$1,498,952

ATLAS RESOURCE PARTNERS, L.P.

Financial and Operating Highlights

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Net loss attributable to common limited partners per unit - basic	$(0.20)	$(0.54)	$(0.37)	$(0.77)

Distributable cash flow per unit(1)(2)	$0.62	$0.43	$1.14	$0.57

Cash distributions paid per unit(3)	$0.54	$0.40	$1.05	$0.52

Production revenues (in thousands):
Natural gas	$28,383	$15,145	$57,439	$27,844
Oil	10,595	2,593	19,401	5,380
Natural gas liquids	8,116	1,722	16,318	3,400

Total production revenues	$47,094	$19,460	$93,158	$36,624

Production volume:(4)(5)
Appalachia: (6)
Natural gas (Mcfd)	30,715	33,290	31,139	31,625
Oil (Bpd)	283	274	280	281
Natural gas liquids (Bpd)	2	10	2	20

Total (Mcfed)	32,421	34,995	32,830	33,429

Barnett/Marble Falls:
Natural gas (Mcfd)	66,407	19,506	66,239	9,753
Oil (Bpd)	863	—	821	—
Natural gas liquids (Bpd)	2,748	32	2,653	16

Total (Mcfed)	88,070	19,699	87,086	9,849

Mississippi Lime/Hunton:
Natural gas (Mcfd)	3,978	—	4,365	—
Oil (Bpd)	115	—	72	—
Natural gas liquids (Bpd)	245	—	244	—

Total (Mcfed)	6,138	—	6,265	—

Other Operating Areas: (6)
Natural gas (Mcfd)	4,538	5,226	4,699	5,163
Oil (Bpd)	20	16	17	17
Natural gas liquids (Bpd)	392	421	393	407

Total (Mcfed)	7,012	7,847	7,161	7,703

Total:
Natural gas (Mcfd)	105,638	58,022	106,442	46,541
Oil (Bpd)	1,281	290	1,191	297
Natural gas liquids (Bpd)	3,386	463	3,292	443

Total (Mcfed)	133,641	62,541	133,341	50,981

Average sales prices: (5)
Natural gas (per Mcf) (7)	$3.31	$3.49	$3.32	$3.81
Oil (per Bbl)(8)	$90.90	$98.31	$89.97	$99.89
Natural gas liquids (per Bbl)	$26.34	$40.85	$27.39	$42.22

Production costs:(5)(9)
Lease operating expenses per Mcfe	$1.21	$0.71	$1.09	$0.84
Production taxes per Mcfe	0.23	0.11	0.23	0.11
Transportation and compression expenses per Mcfe	0.24	0.29	0.20	0.29

Total production costs per Mcfe	$1.68	$1.11	$1.51	$1.24
Depletion per Mcfe(5)	$1.69	$1.67	$1.67	$1.84

(1)	A reconciliation from net loss to distributable cash flow is provided in the financial tables of this release.
(2)

Calculation consists of distributable cash flow, less amounts attributable to the general partner, divided by 63,276,000 and 32,228,000 limited partner units for the three months ended June 30, 2013 and 2012, respectively, and 57,988,000 and 31,490,000 limited partner units for the six months ended June 30, 2013 and 2012, respectively, which represent the weighted average limited partner units which were paid cash distributions for the respective period subsequent to March 5, 2012, the date of the transfer of assets. Prior to March 5, 2012, no limited partner units were outstanding.

(3)

Represents the cash distributions declared per limited partner unit for the respective period and paid by ARP within 45 days after the end of each quarter, based upon the distributable cash flow generated during the respective quarter. The cash distribution declared of $0.12 per limited partner unit for the 1st quarter 2012 reflects a prorated cash distribution for the 27-day period from March 5, 2012, the date of transfer of the assets to ARP, to March 31, 2012.

(4)

Production quantities consist of the sum of (i) ARP’s proportionate share of production from wells in which it has a direct interest, based on ARP’s proportionate net revenue interest in such wells, and (ii) ARP’s proportionate share of production from wells owned by the investment partnerships in which ARP has an interest, based on its equity interest in each such partnership and based on each partnership’s proportionate net revenue interest in these wells.

(5)

“Mcf” and “Mcfd” represent thousand cubic feet and thousand cubic feet per day; “Mcfe” and “Mcfed” represent thousand cubic feet equivalents and thousand cubic feet equivalents per day, and “Bbl” and “Bpd” represent barrels and barrels per day. Barrels are converted to Mcfe using the ratio of six Mcf’s to one barrel.

(6)

Appalachia includes ARP’s production located in Pennsylvania, Ohio, New York and West Virginia. Other operating areas include ARP’s production located in the Chattanooga, New Albany/Antrim and Niobrara Shales.

(7)

ARP’s average sales prices for natural gas before the effects of financial hedging were $3.47 per Mcf and $2.03 per Mcf for the three months ended June 30, 2013 and 2012, respectively, and $3.18 per Mcf and $2.76 per Mcf for the six months ended June 30, 2013 and 2012, respectively. These amounts exclude the impact of subordination of production revenues to investor partners within the investor partnerships. Including the effects of subordination, average natural gas sales prices were $2.95 per Mcf ($3.10 per Mcf before the effects of financial hedging) and $2.87 per Mcf ($1.40 per Mcf before the effects of financial hedging) for the three months ended June 30, 2013 and 2012, respectively, and $2.98 per Mcf ($2.85 per Mcf before the effects of financial hedging) and $3.29 per Mcf ($2.24 per Mcf before the effects of financial hedging) for the six months ended June 30, 2013 and 2012, respectively.

(8)

ARP’s average sales prices for oil before the effects of financial hedging were $92.33 per barrel and $94.39 per barrel for the three months ended June 30, 2013 and 2012, respectively, and $91.63 per barrel and $97.60 per barrel for the six months ended June 30, 2013 and 2012, respectively.

(9)

Production costs include labor to operate the wells and related equipment, repairs and maintenance, materials and supplies, property taxes, severance taxes, insurance, production overhead and transportation expenses. These amounts exclude the effects of ARP’s proportionate share of lease operating expenses associated with subordination of production revenue to investor partners within ARP’s investor partnerships. Including the effects of these costs, lease operating expenses per Mcfe were $1.10 per Mcfe ($1.57 per Mcfe for total production costs) and $0.38 per Mcfe ($0.78 per Mcfe for total production costs) for the three months ended June 30, 2013 and 2012, respectively, and $1.00 per Mcfe ($1.42 per Mcfe for total production costs) and $0.56 per Mcfe ($0.96 per Mcfe for total production costs) for the six months ended June 30, 2013 and 2012, respectively.

ATLAS RESOURCE PARTNERS, L.P.

CAPITALIZATION INFORMATION

(unaudited; in thousands)

	June 30, 2013	December 31, 2012
Total debt	$275,000	$351,425
Less: Cash	(42,953)	(23,188)

Total net debt/(cash)	232,047	328,237

Partners’ capital	1,142,765	862,006

Total capitalization	$1,374,812	$1,190,243

Ratio of net debt to capitalization	0.17x	0.28x

ATLAS RESOURCE PARTNERS, L.P.

CAPITAL EXPENDITURE DATA

(unaudited; in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Maintenance capital expenditures	$7,000	$1,750	$11,000	$3,500
Expansion capital expenditures	64,565	24,944	119,052	42,152

Total	$71,565	$26,694	$130,052	$45,652

ATLAS RESOURCE PARTNERS, L.P.

Financial Information

(unaudited; in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Adjusted EBITDA and Distributable Cash Flow Summary:
Gas and oil production margin	$28,059	$18,875	$58,907	$31,534
Well construction and completion margin	3,242	1,635	10,608	7,659
Administration and oversight margin	3,391	1,315	4,476	4,146
Well services margin	2,559	2,838	5,057	5,414
Gathering	(496)	(1,090)	(1,324)	(2,450)

Gross Margin	36,755	23,573	77,724	46,303
Gross Margin for Acquisitions(1)	25,545	1,800	25,545	1,800

Adjusted Gross Margin	62,300	25,373	103,269	48,103
Cash general and administrative expenses	(8,449)	(8,753)	(18,055)	(18,040)
Other, net	(28)	(61)	(8)	(43)

Adjusted EBITDA(2)	53,823	16,559	85,206	30,020
Cash interest expense(3)	(3,355)	(518)	(5,602)	(576)
Cash interest expense on acquisition financing(1)	(2,498)	—	(2,498)	—
Maintenance capital expenditures(1)	(7,000)	(1,750)	(11,000)	(3,500)

Distributable Cash Flow(2)	40,970	14,291	66,106	25,944
Distributable cash flow not attributable to limited partners and the general partner prior to March 5, 2012 (the date of transfer of assets)(4)	—	—	—	(7,880)

Distributable Cash Flow attributable to limited partners(2)	$40,970	$14,291	$66,106	$18,064

Distributions Paid(5)	$36,053	$13,154	$61,384	$16,362
per limited partner unit	$0.54	$0.40	$1.05	$0.52

Reconciliation of non-GAAP measures to net loss (2):
Distributable cash flow attributable to limited partners and the general partner	$40,970	$14,291	$66,106	$18,064
Distributable cash flow not attributable to limited partners and the general partner prior to March 5, 2012 (the date of transfer of assets)(4)	—	—	—	7,880
Gross Margin for Acquisitions(1)	(25,545)	(1,800)	(25,545)	(1,800)
Cash interest expense on acquisition financing(1)	2,498	—	2,498	—
Acquisition and related costs	(2,766)	(8,770)	(6,480)	(11,225)
Depreciation, depletion and amortization	(22,197)	(10,822)	(43,405)	(19,930)
Amortization of deferred finance costs	(1,153)	(438)	(5,795)	(530)
Non-cash stock compensation expense	(3,002)	(3,015)	(7,249)	(3,015)
Maintenance capital expenditures(1)	7,000	1,750	11,000	3,500
Loss on asset sales and disposal	(672)	(16)	(1,374)	(7,021)
Adjustment to reflect cash impact of derivatives	—	(3,862)	—	(3,862)
Premiums paid on swaption derivative contracts associated with asset acquisitions	(1,309)	(4,025)	(1,309)	(4,976)

Net loss	$(6,176)	$(16,707)	$(11,553)	$(22,915)

(1)

Includes gross margin generated and maintenance capital expenditures for the three months ended June 30, 2013 for the Raton, Black Warrior and County Line assets, which were acquired by ARP on July 31, 2013. Pursuant to the terms of the acquisition agreements, ARP is entitled to receipt of cash flows from EP Energy for the period after the acquisition effective date of May 1, 2013 through the closing date of July 31, 2013 as an acquisition adjustment, which is not recognized within ARP’s earnings under generally accepted accounting principles (“GAAP”). For purposes of declaring ARP’s quarterly distribution for the second quarter 2013, the Partnership evaluated its distributable cash flow for the full quarterly period including the gross margin for the Raton, Black Warrior and County Line assets acquired, pro forma cash interest expense on the borrowings to fund the acquisition purchase price, and estimated maintenance capital expenditures associated with the Raton, Black Warrior and County Line assets’ gross margin.

(2)

Adjusted EBITDA and distributable cash flow are non-GAAP (generally accepted accounting principles) financial measures under the rules of the Securities and Exchange Commission. Management of ARP believes that adjusted EBITDA and distributable cash flow provide additional information for evaluating ARP’s performance, among other things. These measures are widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. Adjusted EBITDA is also a financial measurement that, with certain negotiated adjustments, is utilized within ARP’s financial covenants under its credit facility. Adjusted EBITDA and distributable cash flow are not measures of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income, operating income, or cash flows from operating activities in accordance with GAAP.

(3)	Excludes non-cash amortization of deferred financing costs.
(4)

In accordance with prevailing accounting literature, ARP has adjusted its historical financial statements to present them combined with the historical financial results of the spin-off assets for all periods prior to its spin-off date of March 5, 2012.

(5)

Represents the cash distributions declared for the respective period and paid by ARP within 45 days after the end of each quarter, based upon the distributable cash flow generated during the respective quarter. The cash distribution declared of $0.12 per limited partner unit for the 1st quarter 2012 reflected a prorated cash distribution for the 27-day period from March 5, 2012, the date of transfer of the assets to ARP, to March 31, 2012.

ATLAS RESOURCE PARTNERS, L.P.

Hedge Position Summary

(as of August 8, 2013)

Natural Gas

Fixed Price Swaps

Production Period Ended December 31,	Average Fixed Price (per mmbtu)(a)	Volumes (mmbtus)(a)
2013(b)	$3.82	9,796,556
2014	$4.14	31,352,976
2015	$4.21	32,514,492
2016	$4.32	42,506,320
2017	$4.54	24,120,000
2018	$4.72	3,960,000

Costless Collars

Production Period Ended December 31,	Average Floor Price per mmbtu)(a)	Average Ceiling Price per mmbtu)(a)	Volumes (mmbtus)(a)
2013(b)	$4.40	$5.44	1,840,100
2014	$4.22	$5.12	3,840,000
2015	$4.23	$5.13	3,480,000

Swaptions

Production Period Ended December 31,	Average Fixed Price per mmbtu)(a)	Volumes (mmbtus)(a)
2013(b)	$4.02	10,160,000
2014	$4.15	28,800,000
2015	$4.30	17,760,000

Natural Gas Liquids

Crude Oil Fixed Price Swaps

Production Period Ended December 31,	Average Fixed Price (per bbl)(a)	Volumes (bbls)(a)
2013(b)	$93.66	45,000
2014	$91.57	105,000
2015	$88.55	96,000
2016	$85.65	84,000
2017	$83.78	60,000

Mt Belvieu Ethane Purity Swaps

Production Period Ended December 31,	Average Fixed Price (per gallon)	Volumes (bbls)(a)

2014	$0.3025	60,000

Crude Oil

Fixed Price Swaps

Production Period Ended December 31,	Average Fixed Price (per bbl)(a)	Volumes (bbls)(a)
2013(b)	$92.31	187,750
2014	$92.01	468,000
2015	$88.09	531,000
2016	$85.52	225,000
2017	$83.30	132,000

Costless Collars

Production Period Ended December 31,	Average Floor Price (per bbl)(a)	Average Ceiling Price (per bbl)(a)	Volumes (bbls)(a)
2013(b)	$90.00	$116.40	25,000
2014	$84.17	$113.31	41,160
2015	$83.85	$110.65	29,250

(a)	“mmbtu” represents million metric British thermal units.; “bbl” represents barrel.
(b)	Reflects hedges covering the last four months of 2013.